EXHIBIT 99.1




N E W S   R E L E A S E

SUBJECT: HAVERTY FURNITURE
         REPORTS RESULTS FOR FIRST QUARTER 2006


ATLANTA, GEORGIA, MAY 1, 2006 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the first quarter ended March 31, 2006. Net income for the first quarter of 2006 was $5.1 million or $0.23 per diluted common share, a 60.8% and 64.3% increase, respectively, compared to the first quarter 2005 net income of $3.2 million or $0.14 per diluted common share.

As  previously reported, net sales for the first quarter of  2006 were  $209.1  million, an increase of 0.7% over sales  of  $207.6 million for the corresponding quarter in 2005. Comparable-store sales decreased 0.6% for the quarter.

Clarence H. Smith, president and chief executive officer, said, "Much improved gross profit margins led to an earnings increase even as our sales volume was less than planned and operating costs were higher than last year.

"Gross profit margins were positively impacted by the continuing migration to proprietary Havertys Collectionsr branded products, more imported merchandise and less reliance on widely distributed manufacturer brands. We also had a positive impact on gross profit in the first quarter from a $0.5 million favorable inventory adjustment that is not expected to recur.

"Our SG&A expenses were higher due to additional advertising expenditures and the cost of more competitive free-interest credit promotions, both designed to stimulate sales after a slower than expected start to the quarter. These were partly offset by lower warehouse expenses compared to the high cost of consolidating our Florida distribution facilities and relocating to a new center in early 2005. Stores added in two large new markets near the end of 2005 contributed to overall higher occupancy, delivery and administrative expenses.

"Both interest expense and bad debt expense were considerably lower in the first quarter this year. Other income increased almost $0.8 million versus last year's first quarter due to gains on the sale of real estate.

"We   are  encouraged  by  the  improved  profitability  and  are determined to make necessary adjustments to enhance top line performance and exert greater leverage on our operating costs."

Havertys is a full-service home furnishings retailer with 119 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.

The company will sponsor a conference call Tuesday, May 2, 2006 at 10:00 a.m. Eastern Daylight Time to review the first quarter. Listen-only access to the call is available via the web at havertys.com (For Investors) and at streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

NEWS  RELEASE - May 1, 2006                                  Page 3
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES


                  Condensed Consolidated Statements of Income
                 (Amounts in thousands except per share data)
                                   (Unaudited)

                                                  Three Months Ended
                                                       March 31,
                                             ------------------------------
                                                 2006                2005
                                             ------------       -----------
Net sales                                     $ 209,088           $ 207,634
Cost of goods sold                              104,314             108,951
                                             ------------       -----------
  Gross profit                                  104,774              98,683

Credit service charges                              762                 989
                                             ------------       -----------
  Gross profit and other revenue                105,536              99,672

Expenses:
  Selling, general and administrative            98,550              93,962
  Interest, net                                     (34)                901
  Provision for doubtful accounts                    34                 206
  Other (income) expense, net                    (1,218)               (459)
                                             ------------       -----------
    Total expenses                               97,332              94,610
                                             ------------       -----------
Income before income taxes                        8,204               5,062

Income taxes                                      3,101               1,888
                                             ------------       -----------
  Net income                                  $   5,103           $   3,174
                                             ============       ===========

Basic earnings per share:
  Common Stock                                    $0.23               $0.14
  Class A Common Stock                            $0.22               $0.13
Diluted earnings per share:
  Common Stock                                    $0.23               $0.14
  Class A Common Stock                            $0.22               $0.13

Weighted average shares - basic:
  Common Stock                                   18,163              18,374
  Class A Common Stock                            4,286               4,316
Weighted average shares - assuming dilution1:
  Common Stock                                   22,620              23,015
  Class A Common Stock                            4,286               4,316

Cash dividends per common share:
  Common Stock                                  $0.0675             $0.0625
  Class A Common Stock                          $0.0625             $0.0575


1 See additional details at the end of this release.


                                                              more. . . . .

NEWS  RELEASE - May 1, 2006                                         Page 4
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES




                            Condensed Consolidated Balance Sheets
                                    (Amounts in thousands)
                                          (Unaudited)



                                     March 31,    December 31,    March 31,
                                       2006         2005           2005
                                     ---------    ----------     ----------
Assets
  Cash and cash equivalents          $   7,823     $  11,121     $   5,979
  Auction rate securities                    -             -         5,000
  Accounts receivable,
    net of allowance                    71,031        80,716        82,983
  Inventories, at LIFO cost            120,364       107,631       116,013
  Other current assets                  19,966        21,703        15,324
                                     ----------    ----------    ----------
    Total Current Assets               219,184       221,171       225,299

  Accounts receivable, long-term         8,514        10,394        10,361
  Property and equipment, net          218,373       217,391       206,817
  Other assets                          13,454        14,096        12,298
                                     ----------    ----------    ----------
                                     $ 459,525     $ 463,052     $ 454,775
                                     ==========    ==========    ==========


Liabilities and Stockholders' Equity
  Notes payable to banks             $  10,000     $   4,300     $   2,100
  Accounts payable and
    accrued liabilities                 99,888       113,363       102,700
  Current portion of long-term debt
    and capital lease obligation        13,139        13,139        13,202
                                     ----------    ----------    ----------
      Total Current Liabilities        123,027       130,802       118,002

  Long-term debt and capital
    lease obligations                   29,522        31,022        42,335
  Other liabilities                     22,970        21,958        19,383
  Stockholders' equity                 284,006       279,270       275,055
                                     ----------    ----------    ----------
                                     $ 459,525     $ 463,052     $ 454,775
                                     ==========    ==========    ==========

                                                            more. . . . .

NEWS  RELEASE - May 1, 2006                                        Page 5
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES


                    Condensed Consolidated Statements of Cash Flows
                              (Amounts in thousands)
                                   (Unaudited)



                                                    Quarter Ended March 31,
                                                       2006         2005
                                                   ----------     ---------
Operating Activities
Net Income                                         $   5,103      $  3,174
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation and amortization                      5,278         5,272
    Provision for doubtful accounts                      (34)          206
    Deferred income taxes                                 73            63
    (Gain) loss on sale of property and equipment     (1,253)           57
    Other                                                355           343

Changes in operating assets and liabilities          (10,956)      (13,399)
                                                   ----------     ---------
            Net cash used in operating activities     (1,434)       (4,284)
                                                   ----------     ---------
Investing Activities
Capital expenditures                                  (7,323)       (7,172)
Proceeds from sale of property and equipment           2,112            63
Other investing activities                               124           960
                                                   ----------     ---------
            Net cash used in investing activities     (5,087)       (6,149)
                                                   ----------     ---------
Financing Activities
Proceeds from borrowings under revolving
  credit facilities                                  317,365         7,000
Payments of borrowings under revolving
  credit facilities                                 (311,665)       (4,900)
                                                   ----------     ---------
            Net increase in borrowings under
               revolving credit facilities             5,700         2,100
Payments on long-term debt and capital lease
  obligations                                         (1,500)       (8,961)
Proceeds from exercise of stock options                  516           534
Dividends paid                                        (1,493)       (1,397)
                                                   ----------     ---------
            Net cash provided by (used in)
                financing activities                   3,223        (7,724)
                                                   ----------     ---------
Decrease in cash and cash equivalents                 (3,298)      (18,157)

Cash and cash equivalents at beginning of period      11,121        24,137
                                                   ----------     ---------
Cash and cash equivalents at end of period         $   7,823     $   5,980
                                                   ==========     =========

                                                               more. . . . .

NEWS  RELEASE - May 1, 2006                                        Page 6
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES


Reclassifications
-----------------

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Prior to December 31, 2005, cash on hand in depository bank accounts and checks outstanding for disbursing bank accounts were both classified as cash and cash equivalents in the balance sheets and statements of cash flows. At December 31, 2005 and all prior periods, checks outstanding for disbursing bank accounts have been reclassified to accounts payable. For balance sheet and statement of cash flow purposes, the amount of checks outstanding for disbursing bank accounts reclassified from cash and cash equivalents to accounts payable totaled approximately $2.9 million at March 31, 2005.

Earnings per Share
------------------

The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-6 (shares in thousands):

                                                      Quarter Ended
                                                         March 31
                                                   ---------------------
                                                     2006         2005
                                                   ---------   ---------
   Common Stock:
     Weighted-average shares outstanding             18,163       18,374

     Assumed conversion of Class A Common shares      4,286        4,316

       Dilutive options and awards                      171          325

       Total weighted-average                       -------      -------
         diluted common shares                       22,620       23,015
                                                    -------      -------

The amount of earnings used in calculating diluted earnings per share of Common Stock is equal to net income since the Class A shares are assumed to be converted.

Diluted earnings per share of Class A Common Stock includes the effect of dilutive common stock options which reduces the amount of undistributed earnings allocated to the Class A Common Stock.


                              # # # # #

              Contact:  Dennis L. Fink, EVP & CFO or
            Jenny Hill Parker, VP, Secretary & Treasurer
                            404-443-2900